Exhibit 10.1

March 18, 2019

Sally Shanks

Dear Sally,

We are pleased to revise your offer letter dated August 23, 2017. You will continue to report to me and work in our corporate office, located at 901 S. Bond St. Baltimore, MD 21231.

The details of the position are as follows:

POSITION:	Chief Accounting Officer and Treasurer of WillScot Corporation

SALARY:	$300,000 annualized ($11,538.46 bi-weekly) base salary, effective as of January 1, 2019

INCENTIVES:	You will be eligible for the Short-Term Incentive Plan (STIP) at a target of 40%, commencing with the STIP payout for fiscal 2019.

You will also be eligible for a Long-Term Incentive Plan (LTIP) grant for 2019 and subsequent plan years. Our management team intends to recommend to the Compensation Committee of the Board of Directors that you receive a grant with fair market value equal to 50% of your base salary under the Company’s 2017 Incentive Award Plan, as may be amended or replaced from time to time (the “Plan”).

Please be advised this letter does not constitute a grant to you of any Company securities, and this recommendation and any future equity grant is contingent upon, among other things, your continued employment with the Company and satisfactory performance by you of your designated position at the Company. Equity grants under the Plan are completely discretionary and are not guaranteed. Any future grant is also contingent upon the Committee’s consideration and approval of management’s recommendation and the Committee’s action in making such grant and will be subject to the terms and conditions of the Plan and applicable award agreement evidencing such grant.

AUTO:	You will be eligible for a monthly auto allowance of $1,250, less applicable taxes.

BENEFITS:

You will have the opportunity to use up to twenty (20) days of vacation time per calendar year. You will become eligible to participate in the Company’s comprehensive benefits program, which includes medical, dental and life insurance options on the first of the month following your date of hire. Additionally, the Company offers a 401(k) Retirement Savings Plan in which you will be automatically enrolled.

CHANGE OF CONTROL:	The Company will pay to you $50,000 within five business days following the closing of a transaction that results in a Change of Control of WillScot Corporation.

SEVERANCE:

If your employment is terminated by the Company without cause, you will be eligible for nine months base salary plus the prorata value of accrued STIP. You will also be eligible for the continuation of healthcare benefits for a period not to exceed one year from your termination date. As soon as you are eligible for coverage under another employer’s plan, the health care continuation benefits will cease.

Your employment will remain at-will.

By accepting this offer of employment, you agree that during your employment with the Company you will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, unless the former employer or other person consents to such disclosure in writing.  You agree that in performing your duties you will only use information which is generally known and used by persons with training and experience similar to yours, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Williams Scotsman.

If you sign below, then you are indicating your acceptance of and agreement with the terms of this revised offer letter. This revised offer letter supersedes your original offer letter in its entirety.

We remain very pleased to have you with WillScot Corporation, and look forward to continuing to work with you.

Sincerely,

/s/ Tim Boswell
Tim Boswell
CFO

Employee Acceptance and Acknowledgement

I have read, understood, and accept this revised offer of employment at will, as set forth above.

Signature:	/s/ Sally Shanks	Date:	3/18/2019